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                                                                    EXHIBIT 10.1

                EXECUTIVE NON-COMPETITION AND SEVERANCE AGREEMENT

The purpose of this letter is to set forth certain terms by and between Manhattan Associates, Inc, a Georgia corporation ("Company"), and Jeffrey S. Mitchell ("Executive") with respect to the subject matter herein, and supercedes any other terms relating to such subject matter. In the event of a conflict between this agreement and any other, the terms herein shall control. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual promises and covenants set forth in this agreement, the parties agree as follows:

         1. Employment. Company has agreed to employ Executive as Executive Vice President, Sales and Marketing in accordance with the terms and conditions set forth herein and Executive has accepted such employment.

         2. Base Salary. Effective January 1, 2004, Company shall pay to Executive a base salary ("Base Salary") of $20,833.33 per month ($250,000.00 annualized), subject to all standard employment deductions, which amount may be increased annually at the discretion of the Chief Executive Officer, President or Board of Directors.

         3. Performance-Related Bonus. Executive shall be eligible to receive a performance-related bonus of $390,000.00 per year and subject to all standard employment deductions. The bonus criteria shall be discussed with Executive, but determined in the sole discretion of the Company. In addition to the above, Executive shall receive a one-time bonus of $100,000 payable in April 2004 and an additional bonus of $90,000.00 payable on April 21, 2006. These bonuses are in lieu of any other bonuses Executive may have been entitled to receive, including any other bonus for fiscal year 2003. Thereafter, the bonus shall be paid as determined by the Company. In the event Executive is not an employee in good standing with Company on the date of any bonus is payable, he shall not be entitled to receive such payment.

         4. Stock. Executive shall receive a grant of $100,000 of restricted stock of Company based on the closing date of February 5, 2004 which shall equal 3,630 shares, vesting in Three (3) equal installments on January 1, 2005, January 1, 2006 and January 1, 2007.

         5. Stock Options. The Executive has received the option (the "Option") to purchase 100,000 shares of Company, at a price of $26.64 vesting in Twelve (12) equal quarterly installments beginning on March 31, 2004. All Options are granted pursuant to the Manhattan Associates, Inc. Option Plan (the "Option Plan"). The options will vest in accordance with the stock option certificate given for each grant. Executive shall be considered for additional annual awards of Options and any such award shall be at the sole discretion of the Board of Directors.

         6. Severance. In the event of a termination or Constructive Termination (as defined below) by the Company or its successors, other than a termination for cause, Executive shall receive a severance payment equal to Twelve (12) months of Executive's then current base salary, subject to all standard deductions, payable in Twelve (12) equal monthly payments from date of termination, including COBRA payments for Executive's family for medical and dental coverage. Company's obligation to make the severance payment shall be conditioned upon Executive's (i) execution of a release agreement in a form reasonably acceptable to the Company, and consistent with the terms of this agreement and any other Agreements, whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) compliance with the restrictive covenants and all post-termination obligations contained in this agreement. Further, in the event of a termination, other than a termination for cause, Executive shall have thirty (30) days in which to exercise his vested options. In the event of a voluntary termination, no severance shall be due.

         7. Cause. For purposes of this agreement, Cause shall include but not be limited to an act or acts or an omission to act by the Executive involving (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from the Executive's Disability) and such failure continues after written notice to the Executive providing a reasonable description of the basis for the determination that the Executive has failed to perform his duties, (ii) indictment for a criminal offense other than misdemeanors not disclosable under the federal securities laws, (iii) breach of this agreement in any material respect and such breach is not susceptible to remedy or cure or has not already materially damaged the Company, or is susceptible to remedy or cure and no such damage has occurred, is not cured or remedied reasonably promptly after written notice to the Executive providing a reasonable description of the breach, or (iv) conduct that the Board of Directors of the Company has determined, in good faith, to be dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company's Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to the Executive prior to such conduct.

         8. Constructive Termination. For purposes of this Agreement, Constructive Termination shall mean a situation where (A) (i) the Executive is

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                  no longer serving as Executive Vice President of the Company, the Executive is directed to report to someone other than the Chief Executive Officer or President, the Executive is not timely paid his compensation under this Agreement or the assignment to the Executive of any duties or responsibilities which are inconsistent with the status, title, position or responsibilities of such positions (which assignment is not rescinded after the Company receives written notice from the Executive providing a reasonable description of such inconsistency); (ii) after a Change of Control, the Company's headquarters being outside of the greater Atlanta area or the Company requiring the Executive to be based at any place outside a 30-mile radius from the principal location from which the Executive served as an employee of the Company immediately prior to the Change of Control; (iii) after a Change of Control, the failure by the Company to provide the Executive with compensation and benefits substantially comparable, in the aggregate, to those provided for under the employee benefit plans, programs and practices in effect immediately prior to the Change of Control (other than stock option and other equity based compensation plans); (iv) after a Change of Control, the insolvency or the filing (by any party including the Company) of a petition for bankruptcy of the Company; or (v) after a Change of Control, the failure of the Company to obtain an agreement from any successor or assignee of the Company to assume and agree to perform this Agreement unless such successor or assignee is bound to the performance of this Agreement as a matter of law; provided however, that the aforementioned situations will not be deemed to be a Constructive Termination hereunder until such time as the Executive has given written notice to the Chief Executive Officer or President of the situation constituting a "Constructive Termination" hereunder, and the Chief Executive Officer or President has failed to cure such situation within thirty (30) days following receipt of such written notice, and
                  (B) the Executive terminates his employment with the Company.

         9. Change of Control. In the event of a Change of Control of the Company, as defined below, all Options granted under this agreement, whether vested or non-vested shall vest as of the date of the Change of Control. "Change of Control" shall mean the happening of an event that shall be deemed to have occurred upon the earliest to occur of the following events:
                  (i) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company; or (iii) the date the stockholders of the Company (or the Board, if stockholder action is not required) and the stockholders of the other constituent corporations (or their respective boards of directors, if and to the extent that stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's voting capital stock immediately prior to the merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held by each such holder in the same or substantially similar proportion (on a fully diluted basis) as such holder's ownership of voting capital stock of the Company immediately before the merger or consolidation.

         10. Non-Competition. As a condition to any payment based on a termination, Executive agrees that he will not work for any of the direct competitors to Company listed in Schedule A for a period of Twelve (12) months from the date of termination without written consent of Employer. Further, Executive agrees that he will not recruit or hire, another employee of Employer for a period of Twelve (12) months from the date of termination or cause another employee of Employer to be hired by any competitor of Employer for a period of Twelve (12) months from the date of termination.

         11. Effect of violations by Executive. Executive agrees and understands that any action by him in violation of this agreement shall void Employer's payment to the Executive of all bonuses, severance monies and benefits provided for herein and shall require immediate repayment by the Executive of the value of all consideration paid to Executive by Employer pursuant to this agreement, and shall further require Executive to pay all reasonable costs and attorneys' fees in defending any action Executive brings, plus any other damages to which the Employer may be entitled.

         12. Severability. If any provision, or portion thereof, of this agreement is held invalid or unenforceable under applicable statute or rule of law, only that provision shall be deemed omitted from this agreement, and only to the extent to which it is held invalid and the remainder of this agreement shall remain in full force and effect.

         13. This Second Modification shall be governed under the laws of the United States.



                            [SIGNATURES ON NEXT PAGE]





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I have read this Second Modification, I understand its contents, and I willingly, voluntarily, and knowingly accept and agree to the terms and conditions of this agreement. I acknowledge and represent that I received a copy of this agreement on June 22, 2004.

EXECUTIVE:


/s/ Jeffrey S. Mitchell                                       6/22/04
--------------------------------------------                  -------
Jeffrey S. Mitchell                                           Date


EMPLOYER:

/s/ Peter F. Sinisgalli                                       6/22/04
--------------------------------------------                  -------
Peter F. Sinisgalli                                           Date
President and Chief Operating Officer



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                                  ATTACHMENT A

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American Software
Catalyst International
EXE Technologies/SSA Global
FASCOR
Genco
HK Systems
Highjump/3M
Heyde
IBS
IMI
Infoscan
Intentia
Interlink
Irista
J.D. Edwards
IRMS (Integrated Warehousing Solutions)
Lily Software
Logility
MARC
Majure Data
MCBA
OMI International, Inc.
Optum Software
Oracle
PCS
Provia
QSSI
Radcliffe Datahorse
Radio Beacon
Red Prairie/LIS
Retek
RLM
RT Systems
Robocom Systems, Inc.
SAP
Savant (parent ExecutivePerformance Systems - EPS Development)
Scandata Systems
Swisslog
TecsysV3 Systems
Vertex
Yantra
Manugistics
I2
G-Log
Kewill
Nistevo
Elogex
NTE
Descartes
GT Nexus
LeanLogistics